Exhibit 99.1

4400 POST OAK PARKWAY SUITE 1900 HOUSTON, TEXAS 77027

PRESS RELEASE                                  FOR IMMEDIATE RELEASE

MIDSTATES PETROLEUM ANNOUNCES CLOSING OF

PANTHER ACQUISITION AND $700 MILLION PRIVATE PLACEMENT

OF 9.25% SENIOR NOTES DUE 2021

HOUSTON—(Business Wire)—June 3, 2013— Midstates Petroleum Company, Inc. (NYSE: MPO) (the “Company”) and its wholly-owned subsidiary Midstates Petroleum Company LLC (“Midstates Sub”) announced today the closing of their previously announced acquisition of producing properties and undeveloped acreage in the Anadarko Basin in Texas and Oklahoma from Panther Energy Company, LLC and its partners for approximately $620 million in cash (the “Panther Acquisition”) on May 31, 2013.

The Company and Midstates Sub today also announced the closing of their previously announced private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), of $700 million in aggregate principal amount of 9.25% senior unsecured notes (the “Notes”). The Notes mature on June 1, 2021 and were issued at 100% of face value.

The net proceeds from the Notes offering were used to finance the purchase price of the Panther Acquisition, to repay a portion of the outstanding borrowings under the Company’s revolving credit facility, for general corporate purposes and to pay expenses related to the Panther Acquisition, the Notes offering and the Company’s entry into an amendment to its revolving credit facility.

The Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

This press release includes statements regarding the private placement that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 and other reports filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques to oil-prone resources in previously discovered yet underdeveloped hydrocarbon trends. The Company’s operations are currently focused on oilfields in the Mississippian Lime trend in northwestern Oklahoma and southern Kansas, in the Anadarko Basin in Texas and Oklahoma and in the Upper Gulf Coast Tertiary trend in central Louisiana. The Company is headquartered in Houston, Texas. Additional information about the Company is available at www.midstatespetroleum.com.

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Source: Midstates Petroleum Company, Inc.

Contact:

Midstates Petroleum Company, Inc.

Al Petrie

(713) 595-9427

Al.Petrie@midstatespetroleum.com

Garrett Galloway

(713) 595-9323

Garrett.Galloway@midstatespetroleum.com